EXHIBIT 10.1

TRANSITION SERVICES AND CONSULTING AGREEMENT

This TRANSITION SERVICES AND CONSULTING AGREEMENT (this “Agreement”) is made and entered into on August 1, 2016 by and between Sturm, Ruger & Company, Inc., a Delaware corporation with its principal place of business at One Lacey Place, Southport, Connecticut 06890 (the “Company”), and Michael O. Fifer (“Fifer”), (together with the Company, each a “Party,” and, collectively, the “Parties”).

RECITALS

WHEREAS, the Parties wish to ensure that, upon the conclusion of Fifer’s employment as the Chief Executive Officer of the Company, which the Parties anticipate will occur in connection with the 2017 annual meeting of the Company’s stockholders, there will be a smooth transition of Fifer’s responsibilities to his successor, and that the Company will continue to build on the successes achieved during Fifer’s tenure as the Chief Executive Officer of the Company;

WHEREAS, the Parties recognize that Fifer has gained extensive knowledge and formed many valuable relationships in his career, and that such knowledge and relationships have significant value to the Company; and

WHEREAS, the Company and Fifer desire that Fifer provide certain consulting services for the benefit of the Company following the conclusion of his employment as the Chief Executive Officer of the Company, subject to the provisions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the Parties hereby agree as follows:

1.	Transition.

(a)           The Parties presently anticipate that Fifer shall continue to serve as the Chief Executive Officer until May 9, 2017 (the “Transition Date”). During the period beginning on the date of this Agreement and ending on the Transition Date, Fifer shall work with the Company’s executive team and the Board of Directors of the Company (the “Board of Directors”) to facilitate the transition process. Fifer hereby agrees that he shall resign from his position as the Chief Executive Officer on the Transition Date.

(b)           Upon Fifer’s resignation as the Chief Executive Officer of the Company, the Parties anticipate that Fifer shall continue to serve as a member of the Board of Directors, subject to the approval of the Company’s shareholders and applicable law and the regulations of the New York Stock Exchange. The Parties further anticipate that, from and after the Transition Date, Fifer shall serve as the Vice Chairman of the Board of Directors.

(c)           Nothing in this Section 1 confers upon Fifer the right to continue in the employment of the Company through the Transition Date or the right to hold any particular office or position with the Company or interferes with or restricts in any way the right of the Company to terminate Fifer’s employment as the Chief Executive Officer of the Company at any time, for any reason.

2.           Consulting Period. Fifer shall perform the Services (as defined below) during the period beginning on the Transition Date and ending on the six (6) year anniversary of the Transition Date (such period, the “Consulting Period”).

3.           Services.

(a)           Fifer shall provide consulting, advisory and other services (collectively, the “Services”) to the Company at the request of the Company, including making recommendations on strategy and helping to ensure a smooth transition of the Company’s leadership. The Services shall include, without limitation, the following:

i.           Fifer shall make himself available to the Company’s Chief Executive Officer and the other members of the Company’s executive team upon the request thereof to advise on strategic and other executive matters.

ii.           Fifer shall work with the Board of Directors and the Company’s Chief Executive Officer to formulate plans which will help to facilitate the transitional requirements of the Company’s new Chief Executive Officer.

iii.           Fifer shall establish and chair the Company’s Product Strategy and Technology Advisory Board.

iv.           Fifer shall work with the Company’s executive team to maintain the Company’s relationships with its shareholders and customers, including distributors and retailers of the Company’s products, firearms industry groups and media organizations and participate in meetings and outreach events with such Persons (as defined below).

(b)           Fifer’s level of service during the Consulting Period shall be as mutually agreed by the Parties, but shall not exceed thirty (30) business days in any twelve (12) month period during the Consulting Period. For the avoidance of doubt, Fifer’s service on the Board of Directors and any committees thereof, and his participation in any activities related there, shall not reduce his time commitment under this Agreement.

(c)           Fifer agrees to perform the Services contemplated during the Consulting Period in a good and competent manner and to exercise his professional skill and judgment in accordance with good business practices.

(d)           Subject to the provisions of Section 8 below, during the Consulting Period Fifer shall be entitled to pursue other business activities in addition to his Services hereunder and his services as a member of the Board of Directors, including, but not limited to, serving on corporate and charitable boards for other Entities (as defined below).

4.           Consulting Fees. As consideration for the performance of the Services during the Consulting Period, the Company shall pay to Fifer Three Hundred Fifty Thousand Dollars ($350,000) per annum, payable monthly.

5.           Expenses. The Company shall reimburse Fifer for all reasonable out-of-pocket travel expenses and other direct out-of-pocket expenses incurred by Fifer in performing the Services for the Company during the Consulting Period with the prior consent of the Company, subject to Fifer’s submission of appropriate documentation therefor. Reimbursements shall be payable to Fifer in accordance with the Company’s travel and expense policies, as in effect from time to time.

6.           Equity Awards.

(a)           The Company shall, subject to the approval of the Compensation Committee of the Board of Directors and Fifer’s continued engagement with the Company in accordance with the terms of this Agreement, make an annual grant to Fifer in the spring of 2017 of retention-based and performance-based restricted stock units (“RSUs”) for the Company’s common stock, par value $1.00 per share, at a level consistent with the retention-based and performance-based RSU grants made to Fifer in 2016.

(b)           The terms applicable to the RSUs granted to Fifer in 2017 shall be consistent in all material respects with the terms applicable to the RSUs granted to Fifer in 2016 and shall be subject to such other standard terms and conditions as apply to executive RSU awards made by the Company pursuant to the Plan (as defined below), as determined by the Compensation Committee of the Board of Directors; provided, however, that if the Compensation Committee of the Board of Directors changes the performance criteria for all executive level performance-based RSU awards, Fifer’s 2017 performance-based RSU award shall include the same criteria. Further, during the Consulting Period, all RSU awards previously made to Fifer by the Company shall continue to vest as if Fifer remained employed as the Chief Executive Officer of the Company, and the Company and Fifer shall amend Fifer’s existing RSU award agreements (the “Existing RSU Agreements”) to reflect the foregoing.

7.           Status; Benefits.

(a)           It is understood and agreed that Fifer shall be an independent contractor in the performance of any and all Services during the Consulting Period, and that nothing in this Agreement shall in any way be construed to give rise to an employment relationship between the Company and Fifer during the Consulting Period.

(b)           Fifer understands and agrees that, during the Consulting Period, as an independent contractor, any amounts remitted by the Company to Fifer for Services rendered are not subject to withholding for federal, state, or social security taxes. All such taxes and other legally required payments and any insurance required by law (other than health insurance) shall be Fifer’s sole responsibility.

(c)           Fifer agrees and understands that, during the Consulting Period, as an independent contractor, Fifer shall not be eligible to participate in, and shall not be eligible for benefits under,

any of the Company’s employee benefit plans or programs, provided that during the Consulting Period Fifer shall be eligible to participate in any benefit plan arrangements offered by the Company to the Company’s directors, as in effect from time to time.

(d)           During the Consulting Period, Fifer shall be solely responsible for his compliance with all economic, operational, safety, insurance and other requirements imposed by federal, state or local law with respect to the Services.

(e)           Upon termination of the Consulting Period for any reason, the Company shall have no further obligation or liability to Fifer pursuant to this Agreement, other than the payment of any amounts due through the date of termination of the Consulting Period.

8.           Confidentiality; Restricted Activities. Fifer agrees that some restrictions on his activities are necessary to protect the goodwill, Confidential Information (as defined below) and other legitimate interests of the Company and its Affiliates (as defined below):

(a)           From and after the date of this Agreement, Fifer shall not disclose Confidential Information to, or use Confidential Information for the benefit of, any Person, except (i) to the extent required by an order of a court having jurisdiction over Fifer or under subpoena from an appropriate government agency, in which event, Fifer shall use his good faith efforts to consult with the General Counsel of the Company prior to responding to any such order or subpoena, or (ii) as required in the performance of the Services.

(b)           Fifer agrees that, during the period commencing on the date of this Agreement and ending on the two (2) year anniversary of the termination or expiration of the Consulting Period (such period, the “Restricted Period”), Fifer shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any Person (other than the Company or its subsidiaries), that engages in any Competitive Activities (as defined below) within the United States of America or any other jurisdiction in which the Company or its subsidiaries are engaged (or have committed plans to engage) in business during the Consulting Period (the “Restricted Area”). Notwithstanding anything herein to the contrary, this Section 8 shall not prevent Fifer from acquiring or holding as an investment securities (x) of the Company or (y) representing not more than three percent (3%) of the outstanding voting securities of any other publicly-held corporation.

(c)           During the Restricted Period, Fifer shall not, for his own account or for the account of any other Person (other than the Company or its subsidiaries), engage in Interfering Activities. For purposes of this Agreement, “Interfering Activities” means directly or indirectly (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or Person providing consulting services to, the Company or any of its subsidiaries to terminate such employment or consulting services; provided, that the foregoing shall not be violated by a general advertising not targeted at employees or consultants of the Company or its subsidiaries; (ii) hiring any Person who was employed by the Company or any of its subsidiaries at any time during the twelve (12) month period preceding the date of such hiring; or (iii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any customer, distributor, insurer, supplier, licensee or other business relation of the Company or any of its subsidiaries to cease doing business with or reduce the amount of business conducted with the Company or its subsidiaries, or interfering in any way with the relationship between any such customer, distributor, insurer, supplier, licensee or business relation and the Company or its subsidiaries.

(d)           Without limiting the remedies available to the Company, Fifer acknowledges that a breach of any of the covenants contained in this Section 8 may result in material irreparable injury to the Company or its subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of this Section 8, restraining Fifer from engaging in activities prohibited by this Section 8 or such other relief as may be required specifically to enforce any of the covenants in this Section 8. Notwithstanding any other provision herein to the contrary, the Restricted Period shall be tolled during any period of violation of Sections 8(b) or (c) and during any other period required for litigation during which the Company seeks to enforce such covenants against Fifer if it is ultimately determined that Fifer was in breach of such covenants.

(e)           If any court of competent jurisdiction shall at any time determine that any covenant or agreement contained in this Section 8 exceeds the temporal, geographic or other limitations permitted by applicable law in any jurisdiction and renders such covenant or agreement unenforceable, the other provisions of this Section 8 shall nevertheless remain in effect and such covenant or agreement shall be deemed to be reformed and modified to the maximum temporal, geographic or other limitation permitted by law under the circumstances, and the Company and Fifer each agree that any such court shall be expressly empowered to so reform and modify such covenant or agreement.

(f)           Fifer acknowledges and agrees that (A) the agreements and covenants contained in this Section 8 (i) are reasonable and valid in geographical and temporal scope and in all other respects, (ii) are essential to protect the value of the business, assets and confidential information of the Company and its subsidiaries and (iii) will not impose any undue hardship on Fifer, (B) Fifer has and will obtain valuable knowledge (including knowledge of the Company’s trade secrets, customer relationships and other confidential information), contacts, know-how, training and experience and such knowledge, know-how, contacts, training and experience could be used to the substantial detriment of the Company and its subsidiaries, and (C) the markets served by the Company and its subsidiaries include each state within the Restricted Area and are not dependent on the geographical location of the Company’s offices or its employees. Fifer further acknowledges that the Company’s agreement to enter into the Agreement and to make the payments and take the actions contemplated herein is conditioned upon Fifer’s agreement to the terms set forth in this Section 8 and the Company’s agreement to enter into the Agreement constitutes good and valuable consideration for Fifer’s agreement to the restrictions set forth in this Section 8.

(g)           Unless otherwise agreed by the Company and Fifer, in the event that the Company terminates Fifer’s employment as the Chief Executive Officer of the Company prior to the Transition Date without Cause (as defined below), Fifer shall, from and after the date of such termination, no longer be subject to the provisions of Section 8(b).

9.           Confidential Information. All documents, records, tapes and any other media of every kind and description relating to the business of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Fifer, shall be the sole and exclusive property of the Company and its Affiliates. Fifer shall safeguard all Documents, including, but not limited to, Documents containing Confidential Information, and shall surrender to the Company at the time this Agreement terminates, or at such earlier time or times as the Board of Directors or its designee may specify, all Documents then in Fifer’s possession or control.

10.           Assignment of Rights to Intellectual Property. Fifer shall promptly and fully disclose to the Company all Intellectual Property (as defined below). Fifer hereby assigns and agrees to assign to the Company Fifer’s full right, title and interest in and to all Intellectual Property. Fifer agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including, without limitation, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. All copyrightable works that Fifer creates shall be considered “work made for hire.”

11.           Return of Property. Fifer agrees that promptly after this Agreement terminates, he shall return to the Company all property of the Company and its Affiliates, including, without limitation, mailing lists, reports, computer and paper files, memoranda, records, computer hardware, software, data, cellular telephones, credit cards, door and file keys, computer access codes or disks and instructional manuals, and that he shall not retain any copies, duplicates, reproductions or excerpts thereof.

12.           Termination.

(a)           This Agreement shall expire by its terms at the conclusion of the Consulting Period, but may be extended thereafter for additional successive one (1) year terms with the mutual written consent of the Company and Fifer.

(b)           Notwithstanding anything to the contrary herein, the Company shall have the right to terminate this Agreement and the Consulting Period, in its discretion, in the event that:

i.           Fifer fails to perform or is negligent in the performance of the duties and services due to the Company pursuant to this Agreement;

ii.           Fifer breaches any material provision of this Agreement, which breach has not been cured to the satisfaction of the Board of Directors of within fifteen (15) days after the Board of Directors receives notice of such breach;

iii.           Fifer is convicted of a crime involving moral turpitude, dishonesty, theft, fraud, embezzlement, unethical business conduct, or conduct that materially impairs or injures the reputation of or harms the Company;

iv.           Fifer is convicted of or pleads nolo contendere to a felony or any other crime involving moral turpitude;

v.           Fifer engages in willful misconduct in connection with the performance of any of Fifer’s duties under this Agreement, including, but not limited to, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, or any violation of law or regulations on Company premises or to which the Company is subject; or

vi.           Prior to the Transition Date, Fifer’s employment as the Chief Executive Officer of the Company is terminated by (A) Fifer, for any reason, or (B) by the Company, for Cause.

(c)           The Parties acknowledge and agree that Sections 8-22 hereof shall survive any termination of this Agreement and the expiration of the Consulting Period.

13.           Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

(a)           “Affiliate” of a Person means any Person that is directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b)           “Cause” means (i) a breach of Fifer’s fiduciary duties to the Company including, but not limited to, his failure to obey any lawful directive of the Board of Directors, (ii) Fifer’s personal dishonesty or willful misconduct or (iii) Fifer’s willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

(c)           “Competitive Activities” means any business activities involving, or related to, (i) the design, manufacture or sale of firearms or firearms accessories or (ii) any other products or services which the Company or any of its subsidiaries manufacture, sell, distribute or provide (or have committed plans to manufacture, sell, distribute or provide) during the period beginning on the date of this Agreement and ending on the last day of the Consulting Period.

(d)           “Entity” means any partnership, corporation, limited liability company, unincorporated organization or association, trust or other entity.

(e)           “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Fifer

(whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Consulting Period that relate to either the Products or any prospective activity of the Company or any of its Affiliates.

(f)           “Person” means any individual and any Entity.

(g)           “Plan” means the Company’s 2007 Stock Incentive Plan, as amended, modified, supplemented or superseded after the date of this Agreement (for the avoidance of doubt, such term shall include any successor plan of the Company that replaces the Plan).

(h)           “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided by the Company.

14.           Assignment. The Services to be performed are personal to Fifer and may not be transferred or assigned by Fifer at any time. Neither the Company nor Fifer may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Fifer in the event that the Company shall hereafter effect a reorganization, consolidates with, or merges into, any other Person or transfer all or substantially all of its properties or assets to any other Person, in each case, in connection with such reorganization, consolidation, merger or transfer. This Agreement shall inure to the benefit of and be binding upon the Company and Fifer and their respective successors, executors, administrators, heirs and permitted assigns.

15.           Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent of the law.

16.           Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of a Party to require the performance of any term or obligation of this Agreement, or the waiver by a Party of any breach of this Agreement by the other Party, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach thereof.

17.           Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed (i) to Fifer, at the address listed therefor on the books and records of the Company, or (ii) to the Company, at the address set forth therefor in the preamble, or to such other address as either Party may specify by notice to the other actually received.

18.           Entire Agreement. This Agreement, together with the Existing RSU Agreements, constitute the entire agreement between the Parties and supersede all prior communications,

agreements and understandings, written or oral, with respect to the subject matter hereof and thereof.

19.           Amendment. This Agreement may be amended or modified only by a written instrument signed by Fifer and the Company.

20.           Headings. The headings and captions on this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

21.           Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

22.           Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Connecticut, without giving effect to the principles of conflicts of law thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representatives, and by Fifer, as of the date first above written.

STURM, RUGER & COMPANY, INC.

By:	/S/ Thomas A. Dineen
	Name:	Thomas A. Dineen
	Title:	Vice President & CFO

EMPLOYEE

/S/ Michael O. Fifer
Michael O. Fifer